Exhibit 17.2

                         RESIGNATION OF GARTH McINTOSH

     I Garth McIntosh, hereby resign as Chief Operating Officer and Director of ICBS International Corp., a corporation organized under the laws of the State of Florida.

/s/ Garth McIntosh                                     February 11, 2005
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Grth McIntosh

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